Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
CERBERUS CYBER SENTINEL CORPORATION

The corporation was incorporated under the name “Cerberus Cyber Sentinel Corporation” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on March 5, 2019. This Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is Cerberus Cyber Sentinel Corporation (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 108 Lakeland Avenue, Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “General Corporation Law”).

FOURTH.

A. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000) shares, divided into: (i) Three Hundred Million (300,000,000) shares, par value $0.00001 per share, of common stock (the “Common Stock”); and (ii) Fifty Million (50,000,000) shares, par value $0.00001 per share, of preferred stock (the “Preferred Stock”).

B. Common Stock.

1. Dividends. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

2. Voting Rights. Except as otherwise provided by or pursuant to the provisions of this certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) (as the same may be amended or amended and restated, this “Certificate of Incorporation”) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

3. Liquidation Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution, or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation, dissolution, or winding up of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 3.

C. Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special, or other rights, if any, and the qualifications, limitations, or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special, and other rights of each series of Preferred Stock, if any, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, no holder of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law, without the separate vote of the holders of the Preferred Stock as a class.

FIFTH. Board of Directors.

A. Management; Election of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Removal of Directors. Any director or the entire Board of Directors may be removed, solely by the affirmative vote of the holders of at least a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

C. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal, or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification, or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

D. No Written Ballot. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

E. Amendment of By-laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend, and repeal the by-laws of the Corporation.

F. Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time, but only by (a) the Chief Executive Officer or (b) the Board of Directors, and shall be called by the Chief Executive Officer at the request of the holders of not less than one-tenth of all outstanding shares of the corporation entitled to vote at the meeting. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons. Any meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

SIXTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article SEVENTH.

EIGHTH. Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Arizona or, if such court lacks jurisdiction, the state district court of the Maricopa County, Arizona, shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation or any director, officers, or other employee of the Corporation pursuant to any provision of the Delaware General Corporation Law, this Certificate of Incorporation, or the by-laws of the Corporation, or (D) any action or proceeding asserting a claim against the Corporation or any director, officers, or other employee governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to (i) the provisions of this Article EIGHTH and (ii) jurisdiction and venue in the United States District Court for the District of Arizona and the state district court of Maricopa County, Arizona. If any action within the scope of this Article EIGHTH is filed by or in the name of any party subject to this Article EIGHTH (a “Violating Party”) in violation of this Article EIGHTH (a “Violating Action”), the Violating Party shall be deemed to have consented to (A) the personal jurisdiction of Arizona federal and state courts in connection with any action brought in any such court to enforce this Article EIGHTH and (B) having services of process made upon the Violating Party in any such action by service upon the Violating Party’s counsel in the Violating Action as agent for such shareholder.

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IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Amended and Restated Certificate of Incorporation this 8th day of August, 2022.

/s/ David G. Jemmett
Name:	David G. Jemmett
Title:	Chief Executive Officer